UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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LATTICE SEMICONDUCTOR CORPORATION

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Lattice Semiconductor Corporation
Annual Meeting of Stockholders
May 1, 2013
Proxy Statement Supplement
Explanatory Note:

Lattice Semiconductor Corporation (“Lattice”) is providing this proxy statement supplement, dated April 15, 2013, (“Supplement”) to clarify Lattice's updated information regarding outstanding equity compensation awards disclosed in footnote 5 to the Equity Compensation Plan Information table on pages 36 and 37 of the definitive proxy statement for the 2013 Annual Meeting of Stockholders filed by Lattice with the U.S. Securities and Exchange Commission (“SEC”) on March 18, 2013 (“Proxy Statement”).

This Supplement supplements the Proxy Statement filed by Lattice with the SEC on March 18, 2013 and made available to Lattice's stockholders in connection with the solicitation of proxies by Lattice's Board of Directors for the 2013 Annual Meeting of Stockholders and any adjournment or postponement of such meeting.

Except as specifically provided in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

The Proxy Statement contains important additional information. This Supplement should be read in conjunction with the Proxy Statement. A copy of the Proxy Statement and our 2012 Annual Report to Stockholders is available online at www.edocumentview.com/lscc.

Supplemental Disclosure Concerning Proposals 2 and 3

The purpose of this Supplement is to clarify Lattice's updated information regarding outstanding equity compensation awards disclosed in footnote 5 to the Equity Compensation Plan Information table on pages 36 and 37 of the Proxy Statement. Specifically, following our February 2013 grants to approximately 26 employees and our CEO and our March 2013 annual grants to other employees, the number of shares subject to outstanding equity compensation awards and shares available for future grants under our equity compensation plans as of April 15, 2013, are as follows:

•	5,442,701 options to purchase shares are outstanding, with a weighted average exercise price of $5.31 and a weighted average remaining term of 5.48 years.

◦	2,217,282 restricted stock units are outstanding.

◦
As a result, 3,727,470 shares were left available for issuance under the 1996 Stock Incentive Plan (the “1996 Plan”); provided that upon shareholder approval of the 2013 Incentive Plan (“2013 Plan”) proposed for shareholder approval under Proposal 3, these shares will become available for future grants under the 2013 Plan, and no additional grants will be made under the 1996 Plan.

◦	345,007 shares remain available for future grant under the 2011 Non-Employee Director Plan (the “2011 Director Plan”).

Upon shareholder approval of Proposals 2 and 3:

•	705,007 shares will remain available for grant under the amended 2011 Director Plan, which includes the additional 360,000 shares proposed for shareholder approval under Proposal 2.

◦	7,368,070 shares will be available for grant under the 2013 Plan, which includes the 3,640,000 proposed for shareholder approval under Proposal 3 and the aforementioned shares formerly available for future grant under the 1996 Plan. No additional grants will be made under the 1996 Plan after shareholder approval of the 2013 Plan.

Following shareholder approval of Proposal 2 and Proposal 3, the 2011 Director Plan and the 2013 Plan will be Lattice's only active equity compensation plans, except for the Company's employee stock purchase plan. Lattice will have no other equity compensation plan with shares available for grant.

The updated information provided above is consistent with the information described in the Proxy Statement, as updated to reflect additional grants made in March 2013 following the date of the Proxy Statement. The complete texts of the 2011 Director Plan and the 2013 Plan have been filed with the SEC as Appendix A and Appendix B, respectively, to the Proxy Statement.

The Board of Directors unanimously recommends that stockholders vote FOR all of the nominees for director in Proposal 1, and FOR Proposals 2, 3, 4, 5, and 6.

It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote your shares as soon as possible.